Vale announces the results of the voluntary conversion of its preferred shares

Rio de Janeiro, August 11th, 2017 – Vale S.A. (Vale) announces that the period for its shareholders to declare their intention to (i) convert their preferred shares into common shares issued by the Company, and/or (ii) exchange their American Depositary Shares (“ADSs”) representing preferred shares for American Depositary Shares representing common shares (the “Voluntary Conversion”) expired today.

Vale informs that an aggregate of 1,660,581,830 preferred shares (including preferred shares represented by preferred ADSs), corresponding to 84.4% of the total outstanding preferred shares (excluding treasury shares) were tendered for conversion or exchange by holders, according to information provided by the B3 S.A. -  Brasil, Bolsa, Balcão, by Banco Bradesco, as the registrar of Vale’s shares, and by Citibank, N.A, as the exchange agent for the Voluntary Conversion.

The number of preferred shares tendered for conversion exceeds the minimum threshold for the Voluntary Conversion of 54.09% of the outstanding preferred shares. The attainment of the minimum conversion threshold was a condition to the effectiveness of the approvals at Vale’s shareholders meeting held on June 27th, 2017 regarding Vale’s corporate restructuring and changes on its corporate governance. Vale will inform its shareholders and the market about the next steps of the transaction.

For further information, please contact:

+55-21-3485-3900

Andre Figueiredo: andre.figueiredo@vale.com

André Werner andre.werner@vale.com

Carla Albano Miller: carla.albano@vale.com

Fernando Mascarenhas: fernando.mascarenhas@vale.com

Andrea Gutman: andrea.gutman@vale.com

Bruno Siqueira: bruno.siqueira@vale.com

Claudia Rodrigues: claudia.rodrigues@vale.com

Denise Caruncho: denise.caruncho@vale.com

Mariano Szachtman: mariano.szachtman@vale.com

Renata Capanema: renata.capanema@vale.com

This press release may include statements that present Vale’s expectations about future events or results. All statements, when based upon expectations about the future, involve various risks and uncertainties. Vale cannot guarantee that such statements will prove correct. These risks and uncertainties include factors related to the following: (a) the countries where we operate, especially Brazil and Canada; (b) the global economy; (c) the capital markets; (d) the mining and metals prices and their dependence on global industrial production, which is cyclical by nature; and (e) global competition in the markets in which Vale operates. To obtain further information on factors that may lead to results different from those forecast by Vale, please consult the reports Vale files with the U.S. Securities and Exchange Commission (SEC), the Brazilian Comissão de Valores Mobiliários (CVM), and the French Autorité des Marchés Financiers (AMF), and in particular the factors discussed under “Forward-Looking Statements” and “Risk Factors” in Vale’s annual report on Form 20-F.